As filed with the Securities and Exchange Commission on November 22, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL FEDERAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	34-1877137
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7000 North High St.

Worthington, Ohio 43085

(Address of Principal Executive Offices) (Zip Code)

Central Federal Corporation 2019 Equity Incentive Plan

(Full title of the plan)

Timothy T. O’Dell 7000 North High Street Worthington, Ohio 43085 (614) 334-7979 (Name and address of agent for service)	Copy to: Anthony D. Weis, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Tel: (614) 464-5465 Fax: (614) 719-4776

(614) 334-7979

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	400,000	$13.47	$5,388,000	$699.36

(1)

This Registration Statement on Form S-8 covers (i) 300,000 shares of Common Stock available for issuance pursuant to awards that may be granted under the Central Federal Corporation 2019 Equity Incentive Plan (the “Plan”) and (ii) up to 100,000 shares of Common Stock subject to awards previously granted under the Central Federal Corporation 2009 Equity Compensation Plan (the “2009 Plan”) that may become available for issuance under the Plan to the extent that the related awards expire or are forfeited. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of Common Stock that may become issuable under the terms of the Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction affecting the Common Stock as specified in such anti-dilution provisions.

(2)

Estimated pursuant to Securities Act Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee and computed on the basis of $13.47 per share, which is the average of the high and low sales prices for a share of Common Stock of Central Federal Corporation as reported on the NASDAQ Capital Market on November 18, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Central Federal Corporation 2019 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Central Federal Corporation (the “Company” or the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 15, 2019;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 10, 2019;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 12, 2019;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Commission on November 12, 2019;

•

the Company’s Current Reports on Form 8-K (excluding any information furnished under Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof) filed with the Commission on April 26, 2019, May 30, 2019, October 28, 2019 and October 31, 2019;

•	the definitive proxy statement for the Company’s 2019 Annual Meeting of Stockholders filed with the Commission on April 26, 2019; and

•

the description of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), contained in the Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-3 (File No. 333-221607) filed with the Commission on December 8, 2017, or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Company with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the case of any action, suit or proceeding other an action or suit by or in the right of the corporation, such indemnification may apply to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. In the case of any action or suit by or in the right of the corporation, such indemnification may only apply to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests, and no such indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court determines that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

In addition, Section 145 states that, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, such corporation must indemnify such person against the expenses actually and reasonably incurred by such person in connection therewith.

Section 145 further provides that a Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status in such capacity, whether or not the corporation would have the power to indemnify such person under Section 145.

Certificate of Incorporation

Article Tenth of the Certificate of Incorporation, as amended, of the Company (the “Certificate of Incorporation”) provides that, to the extent permitted by the DCGL, the Company shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding; provided, however, that except with respect to proceedings brought against the Company to enforce a right to indemnification, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company’s Board of Directors.

The right to indemnification described above includes the right of such person to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if required by the DGCL, an advancement of expenses by a person in his or her capacity as a director or officer (but not in any other capacity) shall be made only upon delivery to the Company of a undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this provision or otherwise. Such right to indemnification and advancement of expenses under Article Tenth are deemed contract rights and shall continue as to any such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

In addition, Article Tenth permits any person entitled to indemnification under Article Tenth to bring suit against the Company to recover the unpaid amount of any claim to indemnification if not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for advancement of expenses, in which case the applicable period is twenty days. If the indemnified person is successful in whole or in part in any such suit or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expenses of prosecuting and defending such suit. In (i) any suit brought by the indemnified person to enforce a right to indemnification under Article Tenth (but not in a suit brought by such person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnified person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnified person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnified person has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by such person, be a defense to such suit. In any suit brought by the indemnified person to enforce a right to indemnification or to an advancement of expenses under Article Tenth, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnified person is not entitled to be indemnified, or to such advancement of expenses, under Article Tenth or otherwise shall be on the Company.

Article Tenth also provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Insurance

As permitted by Section 145 and Article Tenth of the Company’s Certificate of Incorporation, the Company maintains insurance policies under which directors and officers of the Company and its subsidiaries are insured, within the limits and subject to the limitations of such policies, against certain liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement and made a part hereof:

Index to Exhibits

Exhibit No.	Name of Exhibit

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Reported on Form 10-Q for the quarter ended September 30, 2017, filed with the Commission on November 9, 2017 (File No. 0-25045)).

4.2	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-2, filed with the Commission on October 28, 2005 (File No. 333-129315)).

4.3	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 14, 2009 (File No. 0-25045)).

4.4	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the Commission on November 10, 2011 (File No. 0-25045)).

4.5	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Post-Effective Amendment to the Registration Statement on Form S-1, filed with the Commission on May 4, 2012 (File No. 333-177434)).

4.6	Certificate of Designations to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 7, 2014 and filed with the Commission on May 13, 2014 (File No. 0-25045)).

4.7	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 20, 2018, filed with the Commission on August 20, 2018 (File No. 0-25045)).

4.8	Certificate of Designations to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated October 25, 2019, filed with the Commission on October 31, 2019 (File No. 0-25045)).

4.9	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 27, 2008 (File No. 0-25045)).

4.10	Form of Stock Certificate of the Company (incorporated by reference to Exhibit 4.0 to the Company’s Registration Statement on Form SB-2, filed with the Commission on September 23, 1998 (File No. 333-64089)).

4.11†	Central Federal Corporation 2019 Equity Incentive Plan.

Exhibit No.	Name of Exhibit

5.1†	Opinion of Vorys, Sater, Seymour and Pease LLP.

23.1†	Consent of Independent Registered Public Accounting Firm (BKD, LLP).

23.2†	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1).

24.1†	Powers of Attorney (included on the signature page of this Registration Statement)

†	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature page to immediately follow]

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worthington, State of Ohio, on November 22, 2019.

CENTRAL FEDERAL CORPORATION

By:	/s/ Timothy T. O’Dell
Timothy T. O’Dell, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Timothy T. O’Dell as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Central Federal Corporation, and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy T. O’Dell	Director and Chief Executive Officer	November 22, 2019
Timothy T. O’Dell	(Principal Executive Officer)

/s/ John W. Helmsdoerfer John W. Helmsdoerfer	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2019

/s/ Thomas P. Ash	Director	November 20, 2019
Thomas P. Ash

/s/ James H. Frauenberg II	Director	November 20, 2019
James H. Frauenberg II

/s/ Robert E. Hoeweler	Director	November 20, 2019
Robert E. Hoeweler

/s/ Edward W. Cochran	Director	November 20, 2019
Edward W. Cochran

/s/ Robert H. Milbourne	Director	November 20, 2019
Robert H. Milbourne

/s/ David L. Royer	Director	November 20, 2019
David L. Royer